ME AND MY EDGAR

Musings from the corporate campaign trail
filed by AAG candidate Steve Nieman
Sunday, May 7, 2006

Greetings AAG Stock/Stakeholders and Observers,

Well, it's been another grinding preparation, but campaign year four has finally kicked off for the 2006 AAG CHALLENGERS.  We are actively electronically seeking proxies via the Internet at www.votepal.com/.

The U.S. SEC finished its review of our proxy statement and materials, and we filed our Definitive Proxy Statement last Friday.  You can access the proxy statement and our ballot/voting instruction form (VIF) at:

http://www.votepal.com/2006Contest/nemo14adefcss060505.html

It's also available at the SEC EDGAR site at:

http://www.sec.gov/Archives/edgar/data/766421/000121715006000017/nemo14adef060505.htm

Unfortunately, we were again delayed by various factors, which allows precious little time to solicit and collect proxies before the polls close at the AAG's shareholders meeting in Seattle on May 16, 2006.  Every year we learn more, and these campaigns hopefully will get easier and more streamlined so that in future contests Challenger candidates will have more time to interact with the true owners of corporations –– its shareholders.  It's particularly important to have the time to contact large institutional shareholders, who beneficially hold and vote most stock owned by Americans, including about 85% of AAG shares.  We wish we had more time to talk to them about our business plan to broaden ownership and ownership rights for workers/customers, and move the corporate and regulatory system toward more openness and transparency so it can better serve everyone, particularly individuals in our failing pension and Social Security systems.

Fellow colleague/candidate Richard Foley and I are also amassing experience so we can help other stockholders run proxy contests at other companies.  We are currently assisting another Challenger group at General Motors.

The AAG bylaw changes that the board adopted earlier this year combined with votes on this year's proposals may mean that stakeholders will eventually be able to run a slate for all twelve seats, which will become available every year after the AAG board (as anticipated) declassifies later this year.  This should make it much easier for the strategic stakeholders of workers and customers to gain at least a minority share of power on the board.

How much more convincing does anyone need?  If stakeholders are empowered and allowed to work together with their labor, patronage and investment, they can much more consistently produce profits that all can justly share in.  This addresses the ever-climbing fixed wages of workers that slaves them to a system that continually drives their companies toward instability in a global marketplace.

VOTING

We've made some strides to streamline voting processes for voting for the AAG CHALLENGERS.  But it's still overly complicated, in our opinion.  Our voting instructions are printed in our proxy statement on pages 4-10, and on our proxy cards and VIFs accessible from our proxy statement on votepal.com and EDGAR.

To AAG stockholders accessing our material via the World Wide Web, we'd appreciate your vote!  If you've ever paid close attention to detail, you're going to have to REALLY be careful when you vote our proxy.  Any questions, contact us through the info provided below.

We're sorry to report that the worker 401(k) vote has again gotten sullied this year.  As far as we can determine at this point in time, AAG management via their proxy mailer ADP, electronically sent the company's proxy materials to company employee email addresses that most workers did not know they had.  Plus, company management has yet to instruct workers that this is how the materials were sent, or how to access these accounts in order to vote.  These emails contain an attachment from the 401(k) administrator Vanguard that instructs workers how they can vote for the AAG CHALLENGERS, two of whom are fellow plan participants.

We are going down various governmental channels to address this problem.  Unfortunately, time is running out, because the voting deadline for workers is May 14.

Rome, Seattle, Portland weren't built in a day.

We've entered the fun phase, campaigning and talking to people.  We'll report more from the corporate campaign trail during the upcoming week.

Thanks to all for your support and encouragement.

Warm Regards,

Steve Nieman
2006 Candidate for the AAG board

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Legal Notice:  Until May 16, 2006, Steve Nieman, Richard D. Foley, Terry K. Dayton and William B. Davidge are electronically soliciting proxies for Alaska Air Group, Inc's. ("AAG") May 16, 2006 Annual Meeting.  When we send out emails, we do not know for certain if any, some, all or none of the recipients are shareholders of AAG.  To those who are not, this is not a solicitation of proxies of any kind, nor the giving, revocation or withholding of a proxy.  To the best of our knowledge, all of you on our personal blind email lists have unsolicited-ly requested to be kept informed as to our advocacy of this effort to expand corporate governance and accountability.  It is of the UTMOST IMPORTANCE that shareholders review the AAG Challenger’s Definitive proxy statement in its entirety.  It contains instructions that cannot be easily found at any other source.  The participants will be conducting an Internet, electronic-delivery ONLY solicitation.  If you can't access our proxy statement and proxy card electronically, we are NOT soliciting you. We will NOT supply printed copies if you request them. However, our materials are available to stockholders for free on www.votepal.com and the SEC's EDGAR websites.  For any further information, please email reachus@votepal.com or write us at Box 602, Brush Prairie, WA 98606; fax (360) 666-6483; phone 1-866-2VOTEUS (1-866-286-8387).  Thank you.